Exhibit 99.1

KPMG LLP	Tel +44 (0) 20 7311 1000
Restructuring	Fax +44 (0) 20 7694 3533
8 Salisbury Square	DX 38050 Blackfriars
London EC4Y 8BB	E-mail jacqueline.edwards2@kpmg.co.uk
United Kingdom

To all Shareholders

Our ref	res/jss/mt

Contact	Jacqueline Edwards
020 7311 8563

18 May 2010

Dear Sirs

Danka Business Systems Plc (in members' voluntary liquidation) (“Danka”)
Annual report to Shareholders

I am writing to report on the progress of the liquidation of Danka for the year to 18 February 2010 and to convene an annual meeting of members in accordance with section 93 of the Insolvency Act 1986.

At the Extraordinary General Meeting (“EGM”) of Danka held on 19 February 2009, Shareholders voted in favour of the members’ voluntary liquidation (“MVL”) and related resolutions.  Shareholders may recall that MVL was considered by Danka’s directors to be the most appropriate way of distributing surplus assets to Shareholders following (a) Danka’s disposal of its European businesses to Ricoh Europe BV (“Ricoh”) in January 2007 and (b) the disposal by Danka Holding Company (“DHC”), an indirect subsidiary of Danka, of its US trading subsidiary, Danka Office Imaging Company (“DOIC”), to Konica Minolta Business Solutions U.S.A. Inc. (“Konica”) in June 2008.  Following these disposals, Danka ceased to have any trading operations.

Shareholders may also recall that under the terms of Danka’s Articles of Association, the Convertible Participating Shareholders (“CPS”) are entitled to receive any surplus assets remaining after the payment of creditors and expenses of the liquidation up to an amount of approximately $392 million.  As the Directors’ estimated there would only be surplus assets of approximately $66 million, the CPS would have been entitled to receive the whole of the surplus, leaving no amount available to the Ordinary Shareholders.  However, as reported in the Circular recommending the MVL (“the Circular”), the CPS directed the liquidators to pay to the Ordinary Shareholders $0.03 per ordinary share or $0.12 per ADS (“the Payment”) in priority to the CPS at such time as they are in a position to make a distribution to shareholders.  For reasons that are explained in greater detail below, the liquidators are not yet in a position to make the Payment.

KPMG LLP, a UK limited liability partnership, is a subsidiary of KPMG Europe LLP and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative, a Swiss entity.
Registered in England No OC301540 Registered office: 8 Salisbury Square, London EC4Y 8BB

KPMG LLP
Danka Business Systems Plc (in members' voluntary liquidation) (“Danka”)
18 May 2010

I report below on the principal matters arising in the liquidation during the year and on the matters outstanding.

Matters arising during the year ended 18 February 2010

Receipts and payments account

I attach as Appendix 1 a summary of the statement of assets and liabilities as at 30 September 2008 which was attached to the declaration of solvency, sworn by Danka’s directors prior to the commencement of liquidation, and the joint liquidators’ US dollar and Sterling receipts and payments accounts for the year to 18 February 2010.

As a preliminary comment, I note that whilst the statement of assets and liabilities shows very considerable amounts realisable from inter-company receivables and investments in subsidiary undertakings, the great majority of realisations from these sources will be in the form of a reduction of inter-company payables (ie. in non cash form) on the completion of the liquidation of subsidiary entities.  Cash realisations into the liquidation of Danka arise almost exclusively from the upstream distribution of surplus proceeds from the disposal of DOIC by DHC.

Cash at bank

The statement of assets and liabilities attached to the declaration of solvency included an amount of $5,325,940 as cash at bank.  This amount comprised a deposit of $5 million used to secure a bank guarantee in favour of Ricoh as security for Danka’s indemnification obligations under the Share Purchase Agreement for the disposal of Danka’s European businesses to Ricoh, plus accrued interest.   It is not possible to say how much, if any, of these monies are likely to be released until Ricoh’s claim in the liquidation has been resolved.

Inter-company debtors and investments in subsidiary undertakings

Cash of $25 million has been realised from inter-company debtors.  This comprises a distribution from DHC which has been up-streamed to Danka via NCNR Oil & Gas Limited (“NCNR”), an intermediate holding company.  As indicated above, the majority of realisations from inter-company debtors will be in non cash form.

All of Danka’s UK and overseas subsidiaries are now in a liquidation process, including DHC which I deal with in greater detail below. There are a number of complex issues to resolve before these liquidations can be completed, the majority of which are tax related.  The liquidators are seeking to finalise the outstanding issues and estimate the potential tax liabilities at $4.8 million, which must be reserved prior to any distribution to Danka’s shareholders.

KPMG LLP
Danka Business Systems Plc (in members' voluntary liquidation) (“Danka”)
18 May 2010

All inter-company balances have been reconciled and the liquidators are, where possible, in the process of setting off receivables and payables and making distributions from subsidiary companies.  As noted above, the effect of this will be to largely eliminate such inter-company balances.  Following completion of this exercise, the majority of the UK liquidations can be finalised.

Trade debtors

The Declaration of Solvency included an amount totalling $280,287 (£174,052) due from HM Revenue and Customs (“HMRC”) as at 30 September 2008 in respect of pre-liquidation VAT receivable.

At the time of the liquidators’ appointment, Danka’s records showed a VAT refund due totalling £168,785 in respect of the previous three quarters.   Subsequent to the liquidators’ appointment, HMRC reduced refund claims totalling approximately £60,000, which had been paid to Danka in 2008, to nil.  After other minor adjustments, an amount totalling £106,987 was paid to Danka, although this was not received until after the year end and is therefore not shown on the attached receipts and payments account. The liquidators are continuing to investigate potential VAT refunds for earlier periods and it is possible that a further refund will become due to Danka.

Creditors’ claims

Ricoh

As referred to above, Ricoh purchased Danka’s European operations in January 2007 pursuant to a Share Purchase Agreement among Ricoh, Danka and certain subsidiaries of Danka (“the Ricoh SPA”). Under the terms of the Ricoh SPA, Danka agreed to indemnify Ricoh for certain losses, including indemnities in relation to certain tax matters that, under the terms of the SPA, do not expire until 2014. A $5 million bank guarantee was also provided to Ricoh as security for Danka’s indemnification obligations. The SPA provided that the maximum liability of Danka’s indemnification obligations was equal to the purchase price of $215 million.

Following the commencement of the MVL, the joint liquidators received claims from Ricoh in relation to Danka’s tax indemnification obligations under the Ricoh SPA, estimated at approximately $20 million.  Ricoh also intimated that in certain circumstances the quantum of its potential claims against Danka could rise still further.

The claims made by Ricoh are complex in their nature.  They relate to actual and potential tax liabilities of the European subsidiaries sold to Ricoh for periods or part periods ending on or prior to 31 January 2007.  Since the disposal, some of the tax periods have either been settled with the relevant tax authority, for which Ricoh has made a claim against Danka for the amounts it has paid, or have time expired. However, there are still a number of open years which could be subjected to a tax audit.  In calculating its claims, Ricoh has claimed for what it asserts will be the likely outcome of tax audits for these open years.

KPMG LLP
Danka Business Systems Plc (in members' voluntary liquidation) (“Danka”)
18 May 2010

The liquidators have worked closely with Danka’s former tax advisors in the various jurisdictions and have also sought detailed legal advice on certain specific issues related to Ricoh’s claims.  A considerable amount of time has been spent investigating Ricoh’s estimation of its claims, during which time a tax audit was commenced and completed in one of the relevant European countries.   As permitted under the terms of the Ricoh SPA, Danka’s tax advisors dealt with this tax audit and the resultant tax liability was agreed at substantially less than the value attributed by Ricoh in its claims.

On the basis of advice received, the liquidators considered Ricoh’s claims to be excessive and they have engaged in extensive correspondence with Ricoh in an attempt to reach an agreed valuation.  The joint liquidators were not, however, able to reach agreement with Ricoh on the value of its claims.  In the absence of an agreed valuation of Ricoh’s claims, and in accordance with Rule 4.86 of the Insolvency Rules 1986, the liquidators estimated that value to be £1,357,745 and explained the rationale for that valuation in a letter to Ricoh dated 24 March 2010.  That letter also explained that Ricoh had 21 days from its receipt to apply to the English High Court for the liquidators’ decision to be reversed or varied.

Subsequently, on 13 April 2010, Ricoh made an application to the English High Court for an order that

(a)
The liquidators be required to retain and/or “ring fence” the sum of £11,000,000, in addition to the $5 million deposit supporting the bank guarantee, which shall not be distributed to the Danka’s shareholders until Ricoh’s contingent claims have crystallized or 31 January 2014, whichever is the sooner, and

(b)	The liquidators decision be varied such that Ricoh’s claim is admitted in the liquidation in the sum of £8,922,934 plus statutory interest, and
(c)	The costs of Ricoh’s application be paid by Danka

A short hearing in relation to Ricoh’s application has been scheduled for 14 June 2010.  No date has yet been set for a substantive hearing on the merits of Ricoh’s application.  Any such hearing is unlikely to take place before October 2010 at the earliest.

As at 18 February 2010, a total of $239,977 has been paid to Danka’s tax and legal advisors in relation to the Ricoh claim.

Other

Apart from the substantial claim received from Ricoh, other unsecured creditor claims totalling approximately £180,000 have been agreed and are in the process of being paid in full, together with statutory interest.

KPMG LLP
Danka Business Systems Plc (in members' voluntary liquidation) (“Danka”)
18 May 2010

Taxation

The liquidators and their tax advisors have spent a considerable amount of time preparing the outstanding tax returns and computations.  There are still a number of issues to be resolved before the outstanding returns can be submitted to HMRC and pre-liquidation clearance requested.

DHC

DHC was the immediate holding company for DOIC.  Following the disposal of DOIC to Konica (see below) and the passing of resolutions to place Danka into MVL, DHC itself entered into a Plan of Dissolution (“the DHC Liquidation”) on 30 March 2009.  Mr AD Frazier and Ms Jean Johnson, former officers of Danka, were appointed to act as joint liquidators of DHC.

Receipts and payments

At the commencement of the DHC Liquidation, its net cash totalled $44 million.  A further $19 million has since been realised from Konica (see below) and $1.6 million received in tax refunds.  Against these realisations, approximately $16 million has been paid out in settling outstanding costs associated with the Konica disposal, Danka’s EGM, the retention of certain Danka employees, US taxes and other operating costs.

The surplus assets of DHC will, as and when funds become available, be distributed to Danka via NCNR.  As noted above, a total of $25 million has to date been distributed by DHC to NCNR.

Konica

Under the agreement for the disposal of DOIC (“the DOIC Agreement”), the final purchase price was to be adjusted, dollar for dollar, for each dollar by which the closing net worth of DOIC varied from the net worth as of an earlier reference date, subject to a maximum purchase price adjustment of $10 million. The sum of $10 million was held back by Konica from the amount payable by it at closing as security for the purchase price adjustment obligations.

In the event, DHC and Konica were unable to agree the purchase price adjustment and the dispute was referred to an independent arbitrator under the terms of the DOIC Agreement.  The arbitrator issued its binding decision on the dispute in November 2009, as a result of which Konica paid to DHC an amount equal to $13,917,816. This amount included the $10 million held back by Konica at closing (plus interest).

In accordance with the DOIC Agreement, a further $25 million of the purchase price paid by Konica at closing was placed in escrow following closing to satisfy any and all claims which might be made by Konica.  This amount was to be released in tranches over a four year period and the first tranche of $5 million has been released to DHC.

KPMG LLP
Danka Business Systems Plc (in members' voluntary liquidation) (“Danka”)
18 May 2010

Distributions

Shareholders were advised in the Circular that the timing and quantum of distributions was subject to the level of claims made against Danka and would be a matter for the liquidators to determine in accordance with their duties.

As reported above, the level of claims made against Danka, in particular the Ricoh claim, were substantially in excess of the Directors’ estimates at the commencement of the liquidation.  The liquidators are seeking further advice on the options available to them as a consequence of the appeal by Ricoh and regret that they are not yet in a position to make any distributions to shareholders.

As and when there are material developments, the liquidators will prepare further announcements to the US Securities and Exchange Commission (“SEC”) on Form 8-K, which can be accessed via the SEC’s website.

Change of liquidator

In April 2010 an order was made in the High Court appointing John David Thomas Milsom as joint liquidator of Danka in place of Finbarr Thomas O’Connell, following Mr O’Connell’s retirement from KPMG LLP. In accordance with the order, creditors and members were given notice of the order by advertisement in the London Gazette on 23 April 2010 and have 28 days from then to apply for the variation or discharge of the order should they so wish.

Liquidators’ remuneration

A resolution was passed on 19 February 2009 that the remuneration of the joint liquidators be fixed at their normal charging rates according to the time properly spent by them and members of their staff in attending to matters arising in the liquidation of Danka (including those falling outside their statutory duties) and that they be authorised to draw their remuneration on account.

I attach as appendices 2, 3, 4 and 5 schedules setting out details of the joint liquidators’ time costs to date, including grades of staff utilised, the charge-out rates applied and details of remuneration drawn.

KPMG LLP
Danka Business Systems Plc (in members' voluntary liquidation) (“Danka”)
18 May 2010

Annual meeting

I attach a notice of the annual meeting of members of Danka, which has been convened for 18 June 2010, together with a proxy form.  The meeting is convened pursuant to Section 93 of the Insolvency Act 1986 and its purpose is to receive an account showing the manner in which the liquidation has been conducted and the property of Danka disposed of, and of hearing any explanation which may be given by the liquidators.

There are no resolutions to be proposed at the meeting.  The account to be laid before the meeting is the same as in this letter and attachments.  There is no necessity to attend the meeting in person unless you so wish.  If you do propose to attend the meeting, please contact Jacqueline Edwards on 020 7311 8563 in order that the appropriate arrangements can be made.

Yours faithfully
for Danka Business Systems Plc
JS Spratt
Joint Liquidator

Jeremy Simon Spratt and John David Thomas Milsom are authorised to act as insolvency practitioners by the ICAEW

	Danka Business Systems PLC (in members' voluntary liquidation)		Appendix 1

	Joint liquidators' US Dollar and Sterling receipts and payments account for the period
	19 February 2009 to 18 February 2010

Declaration of solvency
US$	Receipts	US$	£

5,325,940	Cash at bank	4,773	8,657
690,909,684	Intercompany debtors	25,000,000	0
280,287	Trade debtors	0	0
185,859,411	Investments in subsidiary undertakings	0	0
	Bank interest	27,280	27

882,375,322	Total receipts	25,032,053	8,684

	Payments

	Agent's fees	243	0
	Stationary and postage	0	360
	Inventory & storage costs	10,586	1,828
	Pre-liquidation advisory fees	228,868	0
	Overseas tax advisory fees	214,430	0
	UK tax compliance fees	63,394	0
	Legal fees	41,673	0
	Joint liquidators' remuneration, on account	663,549	0
	Corporation tax	0	5
	Swedish liquidation costs	12,448	0
	Management fees	15,576	0
804,952,696	Inter-company creditors	621,669	5,025
	Bank charges	1,008	115
10,688,417	Unsecured creditors	0	0
	VAT receivable	193,404	1,063

815,641,113	Total payments	2,066,848	8,396

	Balance at bank - 18 February 2010	22,965,205	288

Danka Business Systems Plc (in members' voluntary liquidation)								Appendix 2

Time and charge-out summary from 19 February 2009 to 18 February 2010

Grade of Staff	Partner	Director	Senior Manager	Manager	Senior Administrator	Support	Total Hours	Total Cost (£)	Average Rate (£)

Asset Realisation	7.90	0.00	5.50	28.50	20.10	0.00	62.00	19,938.50	321.59
Strategy & Planning	8.70	0.00	16.20	20.50	10.00	0.00	55.40	17,953.50	324.07
Cashiering	0.00	0.00	0.00	0.50	11.15	0.00	11.65	2,659.75	228.30
Creditors & Claims	165.90	0.00	476.20	78.70	23.50	0.00	744.30	303,845.00	408.23
Directors	0.00	0.00	3.70	0.00	0.00	0.00	3.70	1,498.50	405.00
Leasehold Property	0.00	0.00	0.00	28.50	3.20	0.00	31.70	8,991.00	283.63
Shareholders	28.60	0.00	25.70	40.10	17.30	0.00	111.70	41,990.00	375.92
Statutory & Compliance	16.90	1.80	22.50	41.40	40.20	2.00	124.80	40,829.00	327.16
Tax	8.40	0.00	12.40	3.10	3.20	0.00	27.10	11,060.00	408.12
Total Sum of Hours	236.40	1.80	562.20	241.30	128.65	2.00	1,172.35	448,765.25	382.79

Expenses

Legal Fees								25,251.35
Travel costs								33.00
Statutory advertising								11,440.00
								36,724.35

All staff who have worked on this assignment, including cashiers and secretarial staff, have charged time directly to the assignment and are included in the analysis of time spent. The cost of staff employed in central administration functions is not charged directly to this assignment but is reflected in the general level of charge-out rates.

Hourly charge-out rates
	1/10/2007 - 31/03/2009	1/04/2009 - 18/2/2010
Grade
Partner	465	515
Director	400	440
Senior Manager	365	405
Manager	290	320
Senior Administrator	205	225
Administrator	150	165
Support	95	105

Danka Business Systems Plc (in members' voluntary liquidation)									Appendix 3
UK subsidiaries (all in members' voluntary liquidation)

Time and charge-out summary from 19 February 2009 to 18 February 2010

Grade of Staff	Partner	Director	Senior Manager	Manager	Senior Administrator	Administrator	Support	Total Hours	Total Cost (£)	Average Rate (£)

Asset Realisation	0.0	0.0	1.8	0.8	3.6	1.1	0.0	7.3	1,857.50	254.45
Creditors & Claims	0.0	0.0	0.0	0.1	0.0	0.0	0.0	0.1	32.00	320.00
Employees	0.0	0.0	8.8	0.8	0.0	0.0	0.0	9.6	3,820.00	397.92
Pre-appointment checks	0.0	0.0	0.0	1.1	0.0	0.0	0.0	1.1	319.00	290.00
Shareholders	0.0	0.0	9.0	17.0	32.1	0.0	0.0	58.1	16,241.50	279.54
Statutory & Compliance	1.1	0.3	4.0	18.4	19.3	0.0	8.9	52.0	13,301.50	255.80
Tax	0.0	0.0	0.0	0.2	2.6	0.0	0.0	2.8	641.00	228.93
Total Sum of Hours	1.1	0.3	23.6	38.4	57.6	1.1	8.9	131.0	36,212.50	276.43

Expenses

Taxis									15.00
Statutory Advertising									890.64
									905.64

All staff who have worked on this assignment, including cashiers and secretarial staff, have charged time directly to the assignment and are included in the analysis of time spent.  The cost of staff employed in central administration functions is not charged directly to this assignment but is reflected in the general level of charge-out rates.

Hourly charge-out rates
	1/10/2007 - 30/03/2009	1/04/2009 - 18/2/2010
Grade
Partner	465	515
Director	400	440
Senior Manager	365	405
Manager	290	320
Senior Administrator	205	225
Administrator	150	165
Support	95	105

Danka Business Systems Plc (in members' voluntary liquidation)							Appendix 4
Overseas subsidiaries

Time and Charge-out summary from 19 February 2009 to 18 February 2010

Grade of Staff	Partner	Senior Manager	Manager	Administrator	Support	Total Hours	Total Cost (£)	Average Rate (£)

Asset Realisation	0.0	16.5	0.0	0.0	0.0	16.5	6,682.50	405.00
Cashiering	0.0	0.0	0.0	0.0	0.3	0.3	31.50	105.00
Creditors & Claims	17.8	6.5	1.6	0.0	0.0	25.9	12,311.50	475.35
Directors	0.0	13.0	0.0	0.0	0.0	13.0	5,265.00	405.00
Statutory and compliance	0.0	6.4	1.0	0.0	0.0	7.4	2,912.00	393.51
Shareholders	0.0	3.5	1.5	4.0	0.0	9.0	2,347.50	260.83
Tax	5.1	42.7	1.2	1.5	0.0	50.5	20,191.50	399.83
Total Sum of Hours	22.9	88.6	5.3	5.5	0.3	122.6	49,741.50	405.72

Expenses

Travel costs							911.72
Hotel costs							113.26
Subsistence							59.22
							1,084.20

All staff who have worked on this assignment, including cashiers and secretarial staff, have charged time directly to the assignment and are included in the analysis of time spent.  The cost of staff employed in central administration functions is not charged directly to this assignment but is reflected in the general level of charge-out rates.

Hourly charge-out rates
	1/10/2007 - 31/03/2009	1/04/2009 - 18/2/2010
Grade
Partner	465	515
Director	400	440
Senior Manager	365	405
Manager	290	320
Senior Administrator	205	225
Administrator	150	165
Support	95	105

Danka Business Systems Plc (in members' voluntary liquidation)										Appendix 5
UK, German and Austrian tax advisory

Time and Charge-out summary from 19 February 2009 to 18 February 2010

Grade of Staff	Partner	Associate Partner	Senior Manager	Manager	Assistant Manager	Senior Administrator	Support	Total Hours	Total Cost (£)	Total Cost (€)	Average Rate

UK tax advisory	0.00	13.50	0.00	20.40	0.00	0.00	4.10	38.00	£19,106.00		£503
German tax advisory	32.00	0.00	77.50	4.00	2.30	203.30	0.00	319.10		€ 71,001.00	€ 223
Austrian tax advisory	0	0	1.5	14	0	6.5	0	22.00		€ 4,195.00	€ 191

	32.00	13.50	79.00	38.40	2.30	209.80	4.10	379.10	£19,106.00	€ 75,196.00

UK tax advisory fixed fees		£

CFC Review 2009		7,300
Treasury consent 2008/2009		12,000

		19,300

German tax advisory fixed fee		€

Benchmarking study		5,000

Hourly charge-out rates applied

Grade	UK (£)	Germany (€)	Austria (€)

Partner		480.00
Associate Partner	660.00
Senior Manager		377.00	180.00
Manager	467.00	256.00	220.00
Assistant Manager		200.00
Senior Administrator		123.00	130.00
Support staff	72.00

Danka Business Systems PLC (in members’ voluntary liquidation)

Company Number: 1101386

Notice to Members of Annual Meeting

NOTICE IS HEREBY GIVEN, pursuant to section 93 of the Insolvency Act 1986, that an annual meeting of the members of the Company will be held on 18 June 2010 at 11.00 am at KPMG LLP, 8 Salisbury Square, London, EC4Y 8BB for the purpose of having an account laid before them, and to receive the liquidators' report, showing how the winding up of the Company has been conducted and its property disposed of, and of hearing any explanation that may be given by the liquidators.   Proxy forms must be lodged at the offices of KPMG LLP Restructuring 8 Salisbury Square London EC4Y 8BB United Kingdom, no later than 12 noon on 17 June 2010.

17 May 2010	JS Spratt, Joint Liquidator

Rule 8.1 Form 8.5	Proxy (Members’ Voluntary Winding Up) Insolvency Act 1986

Notes to help completion of the form	In the matter of Danka Business Systems PLC

Please give full name	Name of member
and address for communication
Address

Please insert name of
person (who must be 18	Name of proxy-holder
or over) or “chairman
of the meeting”. You
may name alternative
proxy-holders.
I appoint the above person to be my/the member’s proxy-holder at the annual meeting of members to be held on 18 June 2010, or at any adjournment of that meeting.

This form must be signed	Signature	Date

Name in capital letters

Only to be completed if the member has not signed in person	Position with member or relationship to member or other authority for signature:
If you nominate the chairman of the meeting to be your proxy-holder he will be one of the current liquidators or a member of their staff